CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                       VETERINARY CENTERS OF AMERICA, INC.

      Veterinary Centers of America, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of Veterinary Centers of America, Inc., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for consideration thereof at the annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that as amended said Article shall be and read as follows:

      "The total number of shares which the Corporation shall have authority to issue is 62,000,000, consisting of 60,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 2,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, Veterinary Centers of America, Inc. has caused this certificate to be signed by Tomas W. Fuller, its authorized officer, this 25th day of March, 1999.


                                                By: /S/ TOMAS FULLER
                                                   ----------------------------
                                                Title: Chief Financial Officer